UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Target Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 21, 2009, Target Corporation issued the following news release:

TARGET CORPORATION COMMENTS ON LETTER FROM PERSHING SQUARE NOMINEE RONALD GILSON

MINNEAPOLIS, April 21, 2009 — Target Corporation (NYSE:TGT) today commented on the letter from Pershing Square nominee, Professor Ronald J. Gilson, that Pershing Square filed with the Securities and Exchange Commission (“SEC”).  In the letter, Professor Gilson references possible future SEC changes to the federal proxy rules and proposes the use of a universal proxy card by Target and Pershing Square.  Pershing Square has initiated a proxy contest to elect its own nominees, including Professor Gilson, to Target’s Board of Directors.

The company said, “We believe Professor Gilson’s proposal, coming at this stage of the proxy contest, would cause delay and confusion.  Shareholders have a clear choice between our independent nominees on our WHITE proxy card and Bill Ackman’s slate on Pershing Square’s gold proxy card.  We note, as does Professor Gilson, that the SEC may be considering a proxy access proposal.  Any such proposal should be allowed to proceed on an appropriate timetable allowing for careful review and consideration by the SEC of a number of issues, including whether proxy access should be available to an entity, like Pershing Square, which has initiated its own proxy contest.  In the meantime, the current proxy rules provide a framework for the conduct of the proxy voting process that is perfectly adequate for resolving the issues that Pershing Square is raising.

“With Target’s Annual Meeting only five weeks away, we believe our shareholders clearly understand the choice between our independent directors and the Pershing Square slate.  We will be mailing our proxy materials shortly and encourage our shareholders to use our WHITE proxy card to support the reelection of the directors nominated by our Board.”

Shareholders who have questions about voting or the matters to be voted upon at the Annual Meeting are encouraged to call MacKenzie Partners, Inc. at 800-322-2885 Toll-Free or Georgeson at 866-295-8105 Toll-Free.  The company will hold the 2009 Annual Meeting of Shareholders on Thursday, May 28, 2009.  Target will be distributing proxy materials to shareholders of record as of March 30, 2009.

About Target

Target Corporation’s retail segment includes large general merchandise and food discount stores and Target.com, a fully integrated on-line business. In addition, the company operates a credit card segment that offers branded proprietary and Visa credit card products. The company currently operates 1,699 Target stores in 49 states. Target Corporation news releases are available at www.target.com.

Important Information

Target, its directors, and certain of its officers and other employees are participants in the solicitation of proxies from Target’s shareholders in connection with Target’s 2009 annual meeting. Important information concerning the identity and interests of these persons is available in the preliminary proxy statement Target filed with the SEC on April 20, 2009.

Target will file a definitive proxy statement in connection with its 2009 annual meeting. The definitive proxy statement, any other relevant documents, and other materials filed with the SEC concerning Target are (or will be, when filed) available free of charge at http://www.sec.gov and http://investors.target.com. Shareholders should read carefully the definitive proxy statement and the accompanying WHITE proxy card when they become available before making any voting decision.

Contact:

Target Corporation

John Hulbert, 612-761-6627

or

Susan Kahn, 612-761-6735

or

Joele Frank, Wilkinson Brimmer Katcher

Joele Frank, 212-355-4449

or

Tim Lynch, 212-355-4449